EXHIBIT 11.1 COMPUTATIONS OF BASIC NET LOSS PER SHARE.

                                          TRIMERIS, INC.

                     STATEMENTS RE: COMPUTATIONS OF BASIC NET LOSS PER SHARE
                           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                        YEAR ENDED DECEMBER 31,
                                               -------------------------------------------
                                                 1996             1997            1998
                                               ----------      -----------     -----------
Common shares outstanding (weighted average)       4,605            7,295          10,547
Common stock equivalents
   (using the treasury stock method):
   Stock Options and Awards (weighted average)
   Pursuant to Staff Accounting Bulletin
       No. 83 (A)                                    100              100             100
                                               ----------      -----------     -----------
Total.....................................         4,705            7,395          10,647
                                               ==========      ===========     ===========
Net loss..................................     $  (6,972)       $ (11,428)      $ (19,002)
                                               ==========      ===========     ===========
Basic net loss per common share...........     $   (1.48)        $  (1.55)       $  (1.78)
                                               ==========      ===========     ===========

(A) Treated as if outstanding for all periods presented.


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